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                                                                    EXHIBIT 99.1

JUNE 22, 1999

SUIZA FOODS COMPLETES ACQUISITION OF BROUGHTON FOODS COMPANY

DALLAS--(BUSINESS WIRE)--June 22, 1999--Suiza Foods Corporation (NYSE:SZA - news) today reported that it has completed its previously announced acquisition of Broughton Foods Company (Nasdaq:MILK - news) following approval by Broughton's shareholders at a special meeting held on June 10, 1999.

Broughton Foods Company, which had net sales of approximately $179 million in 1998, is a leading manufacturer and distributor of fresh and ultra high temperature ("UHT") milk, ice cream and other UHT dairy products in Michigan, Ohio, West Virginia, Kentucky, Tennessee and parts of the eastern U.S.

Pursuant to an agreement with the U.S. Department of Justice Antitrust Division, Suiza must sell Broughton's Southern Belle Dairy based in Pulaski County, Kentucky, by the end of October 1999.

Suiza Foods is a leading manufacturer and distributor of dairy products and a leading manufacturer of rigid plastic packaging in the United States.

Certain statements and information in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be indicated by phrases such as "believes," "anticipates," "expects," "intends," "foresees," "projects," "forecasts," or words of similar meaning or import. Such statements are subject to certain risks, uncertainties, or assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the applicable forward-looking statement. Among the key factors that may have a direct bearing on Suiza results and financial condition are (i) risks associated with Suiza's acquisition strategy, including its ability to integrate the operations of its acquired businesses and realize operating efficiencies; (ii) risks relating to Suiza's leverage position; (iii) risks associated with intense competition in Suiza's industries; (iv) the impact of government regulations affecting the dairy industry; and (v) fluctuations in the pricing of raw milk, butterfat, and other components used in Suiza's businesses. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the applicable forward-looking statement. Any forward-looking statements made or incorporated by reference herein speak only as of the date of this press release. Suiza expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in its expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.


Contact:

     Suiza Foods Corporation, Dallas
     J. Michael Lewis, 214/303-3437